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                         [O'MELVENY & MYERS LETTERHEAD]



                                    February
                                      22nd
                                     1 9 9 4






                                                                     871,848-068
                                                                   LA1-216770.V2


Toyota Motor Credit Corporation
19001 South Western Avenue
Torrance, California  90509

          Re:  Debt Securities of
               Toyota Motor Credit Corporation
               -------------------------------

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") proposed to be filed by Toyota Motor Credit Corporation (the "Company") with the Securities and Exchange Commission in connection with the registration of $4,000,000,000 aggregate initial offering price of Debt Securities (the "Debt Securities"). We have examined the indenture, dated as of August 1, 1991, as amended and supplemented by the first supplemental indenture, dated as of October 1, 1991, among the Company, Bankers Trust Company and The Chase Manhattan Bank, N.A., as Trustees, (collectively, the "Indenture) under which the Debt Securities are to be issued. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Debt Securities.

          Subject to the proposed additional proceedings being taken as now contemplated by us as your counsel and as contemplated by the Indenture, as applicable, prior to the issuance and sale of the Debt Securities, and the execution, delivery and authentication of the Debt Securities, it is our opinion that the Debt Securities will, upon the issuance and sale in the manner referred to in the Registration Statement, be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited


                                   Exhibit 5.1

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Page 2 - Toyota Motor Credit Corporation - February 22, 1994


by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

          Please be advised that enforceability of the Debt Securities and the Indenture is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus which forms a part thereof.

                              Respectfully submitted,



                              /s/ O'Melveny & Myers

                                   Exhibit 5.1